Exhibit 4.1

Promissory Note

Borrower Information:

Name:	Tri-Valley Corporation
Address:	4927 Calloway Drive
Bakersfield, CA 933 12
Phone:	661-864-0500

Lender Information:
Name:	G. Thomas Gamble
Address:

Phone:

Loan Information:

On Monday, August 29, 2011 , Mr. G. Thomas Gamble loaned Tri-Valley Corporation a total amount of $150,000.00.  The loan is to be repaid, with simple interest at 10% annually, upon demand by Mr. G. Thomas Gamble.

Promise to Pay.  For value received of $150,000.00, Tri-Valley Corporation ("Borrower") promises to pay Mr. G Thomas Gamble ("Lender") $150,000.00 and accumulated interest thereon at an annual rate of 10% on any unpaid balance as specified below.

Borrower will pay one lump payment upon demand by Mr. G. Thomas Gamble.

This was an unsecured loan.

Collection Costs.  If Lender prevails in a lawsuit to collect on this Note, Borrower will pay Lender's costs and lawyer's fees in an amount the court finds to be reasonable.

The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note.  No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on anyone occasion shall not be an indulgence for any other or future occasion.  Any modification or change in terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf.  The rights of any holder hereof shall be cumulative and not necessarily successive.  This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of California.

Borrower: Tri-Valley Corporation		Date: August 29, 2011

By:	/s/ Maston N. Cunningham
Maston N. Cunningham
President and Chief Executive Officer